NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces 1Q 2010 Results
Net income increased by 39.9%;   Earnings per share increased by 28.6%

Marlton, NJ, January 19, 2010 - Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended November 30, 2009, consolidated operating income increased to $2.5 million, compared to $1.9 million in the quarter ended November 30, 2008. Net income before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter ended November 30, 2009 increased to $3.1 million from $2.5 million in the quarter ended November 30, 2008. Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, non-essential overhead, stock based compensation, executive recruiting fees, severance and the recovery of prior year expenses (“Adjusted EBITDA”), increased to $3.4 million in the quarter ended November 30, 2009 from $2.8 million in the quarter ended November 30, 2008.  Net income for the quarter ended November 30, 2009 increased to $1.4 million, as compared to $1.0 million in the quarter ended November 30, 2008.  Earnings per share for the quarter ended November 30, 2009 increased $0.02 to $0.09 per share from $0.07 per share in the quarter ended November 30, 2009. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss) is attached to this press release.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s board of directors and management to evaluate and measure the Company’s operating performance on a going forward basis.  These metrics are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”).  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain non-recurring or unusual costs, reflects certain changes made by management during the quarter and makes adjustments which in the opinion of management are necessary to reflect the underlying ongoing operations of the business going forward. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made a reconciliation of these non-GAAP measures to net income (loss), the most closely comparable GAAP measure, for the quarters ended November 30, 2009 and 2008 and discussed these adjustments below.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

Highlights for quarter ended November 30, 2009 include:

•	Total gross profit increased 19.9% from $8.8 million to $10.5 million
•	Overall gross margin rose to 14.3% from 12.6%
•	Services and consulting gross profit increased 53.3% from $2.8 million to $4.3 million
•	Services and consulting gross margin rose to 30.5% from 20.7%
•	Operating income increased to $2.5 million from $1.9 million, growth of 30.4%

•	Earnings Per Share increased to $0.09 from $0.07, growth of 28.6%

Adjusted EBITDA for the Emtec Infrastructure Services (“EIS”) division increased $1.1 million to $3.0 million for the quarter ended November 30, 2009, compared to $1.9 million for the quarter ended November 30, 2008. This increase in Adjusted EBITDA is primarily attributable to increased gross profit from the growth in revenues from services and consulting, primarily attributable to various IT projects for school districts in Florida and Georgia and various departments of the U.S. government. Except for retention bonuses all adjustments included in the calculation of Adjusted EBITDA set forth in the reconciliation table below were for this division.

Adjusted EBITDA for the Emtec Global Services (“EGS”) division was $426,000 for the quarter ended November 30, 2009 compared with $939,000 for the quarter ended November 30, 2008.  This decline was caused by a 22.1% decrease in hours billed and a 7.2% decrease in the average hourly billing rate during the three months ended November 30, 2009 compared with the corresponding period in 2008. Billable hours decreased by 22.1%, primarily due to decreases in our Business Analysis and Quality Assurance practices. Most of the clients EGS serves are commercial clients and we believe that this decrease in commercial business is primarily attributed to the current economic downturn. The EGS adjustment included in the calculation of Adjusted EBITDA includes retention bonuses paid during the quarter ended November 30, 2009.

Net income on a consolidated basis increased by $401,000 to $1.4 million for the quarter ended November 30, 2009, compared to $1.0 million for the quarter ended November 30, 2008.

“We are excited about the continued operating performance of the business.  Our federal and education businesses continue to perform strongly.  While the declines in our EGS business are concerning, they were not unexpected given the current economic environment.  We continue to experience challenges in the commercial market place, however, we believe our industry diversification has softened the blow of the economic downturn versus our competitors.  We continue to focus on selling our portfolio of services into our client base and feel this will eventually lead to strong growth in all our businesses,” said Dinesh Desai, Chairman and Chief Executive Officer of Emtec.

About Emtec:

Emtec, Inc., a Delaware corporation, was formed on January 17, 2001 (the “Company”) and is an information technology (“IT”) systems integrator, providing consulting, staffing, application services and infrastructure solutions to commercial, federal, education, state and local government clients. The Company’s specific practices include IT consulting, communications, data management, enterprise computing, managed services, business service management solutions, training, storage and data center planning and development and staff augmentation solutions.  The Company’s client base is comprised of departments of the United States and Canada’s federal, state and local governments, schools and commercial businesses throughout the United States and Canada.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Consolidated Financial Statements

EMTEC, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
	Three Months Ended November 30,
	2009	2008	Change	%
Revenues
Procurement services	$59,382	$56,359	$3,023	5.4%
Service and consulting	14,195	13,660	535	3.9%
Total Revenues	73,577	70,019	3,558	5.1%

Cost of Sales
Cost of procurement services	53,173	50,392	2,781	5.5%
Service and consulting	9,860	10,833	(973)	(9.0)%
Total Cost of Sales	63,033	61,225	1,808	3.0%

Gross Profit
Procurement services	6,209	5,967	242	4.1%
Procurement services %	10.5%	10.6%

Service and consulting	4,335	2,827	1,508	53.4%
Service and consulting %	30.5%	20.7%

Total Gross Profit	10,544	8,794	1,750	19.9%
Total Gross Profit %	14.3%	12.6%

Operating expenses:
Selling, general, and administrative expenses	7,278	6,178	1,100	17.8%
Rent expense – related party	154	152	2	1.0%
Depreciation and amortization	596	534	62	11.6%
Total operating expenses	8,028	6,864	1,164	17.0%
Percent of revenues	10.9%	9.8%

Operating income	2,516	1,930	586	30.4%
Percent of revenues	3.4%	2.8%

Other expense (income):
Interest income – other	(11)	(5)	(6)	124.4%
Interest expense	145	254	(109)	(42.9)%
Other	(8)	4	(12)	(292.1)%

Income before income taxes	2,390	1,676	714	42.6%
Provision for income taxes	983	670	313	46.6%
Net income	$1,407	$1,006	$401	39.9%
Percent of revenues	1.9%	1.4%

Reconciliation of net income to EBITDA and Adjusted EBITDA

EMTEC, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
Three Months Ended November 30,
	2009	2008	Change
Net income	$1,407	$1,006	$401
Interest and other expense (income):	126	253	(127)
Income taxes	983	670	313
Depreciation and amortization	596	534	62
EBITDA	3,112	2,464	648

Retention bonuses (1)	90	-
Elimination of non-essential overhead (2)	-	539
Stock based compensation	86	42
Executive recruiting (3)	99	15
Severance	29	23
Recovery of prior year expenses (4)	-	(270)
Total Adjustments	303	349
Adjusted EBITDA	$3,415	$2,813	$603

1)  Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company's acquisition of  Luceo.
2)  Elimination of non-essential overhead includes expenses incurred, which were eliminated by management during the three months ended November 30, 2008  and will not recur on an ongoing basis. These charges included $78,000 paid to the former owners of Westwood under contracts that were not renewed (net of ongoing consulting costs paid to an owner), $361,000 paid to a senior executive under a contract that was not renewed and paid to other at-will employees whose positions were terminated and $100,000 in sales compensation changes implemented during the three months ended November 30, 2008.
3)  Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.
4)  Offset from recovered professional fees which the Company previously recorded as an expense that were associated with defending the Company's tax positions during the IRS' 2003 and 2004 tax audit and appeal process.